EXHIBIT 10.1
[APPLIED INDUSTRIAL TECHNOLOGIES LETTERHEAD]
April 27, 2011
Mr. David L. Pugh
2516 Interlachen Lane
Westlake, OH 44145
Dear David:
     We have received your letter dated April 23, 2011 formalizing your decision to retire and tendering your resignation as the Chairman, Chief Executive Officer and member of the Board of Directors (the “Board”) of Applied Industrial Technologies, Inc. (the “Company”), with such retirement and resignation to become effective on October 25, 2011 or upon the earlier hiring of a new Chief Executive Officer (the “New CEO”), but not earlier than June 30, 2011, (the “Retirement Date”). You will continue to receive your base salary at the rate of $945,000 through your Retirement Date. Additionally, you will remain covered under the Company’s D&O insurance coverage through your Retirement Date. We recognize your extensive contributions to the Company throughout your many years of service, and we very much appreciate your willingness to further serve and assist the Company as the Board of Directors endeavors to find a candidate to succeed you as Chief Executive Officer.
     In consideration of your willingness to assist the Board in hiring the New CEO and in completing an orderly transition to the New CEO, and in consideration of entering into this letter agreement (this “Agreement”), the Board has determined to guarantee you an annual incentive payment equal to 100% of your base salary for the Company’s fiscal year ending June 30, 2012 (“Fiscal 2012”) to be prorated based on the number of calendar days elapsed in Fiscal 2012 from and including July 1, 2011 to the date of your retirement (the “Guaranteed Bonus”). However, you will not be eligible to receive any equity award grants for service during Fiscal 2012 other than the Guaranteed Bonus. The Guaranteed Bonus shall be paid in a lump sum on the eighth day following your retirement, provided that you execute and not revoke a general release in the form attached hereto as Exhibit A. Other than the foregoing, you will be entitled to receive, on and after your Retirement Date, all of your earned and vested benefits in accordance with the terms and conditions of the respective plans in which you participated and any agreements with the Company governing such awards.
     In addition you covenant and agree that at all times during your employment and for a period of twelve (12) months following your retirement (the “Restricted Period”), you shall not for any reason, except as expressly permitted by this Agreement, directly or indirectly, on your own behalf or on behalf of any individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof) (each, a “Person”):
     (a) contact, solicit, induce, recruit or do business with any Customer (as defined below) or Supplier (as defined below) of the Company or, to your knowledge, any other Customer or Supplier of the Business (as defined below), with respect to any product or service which is competitive with any product or service which constitutes, is part of, constituted, or was part of, the Business, as conducted or, to your knowledge, planned to be conducted, as of your retirement date or at any time within the twelve (12) month period immediately preceding your retirement date.
     (b) own an interest in, operate, join, control, advise, work for, consult to, have a financial interest which provides any control of, or otherwise participate in, any Person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services competitive with or in substantially the same line of business as the Business, or any part thereof, as conducted or, to your knowledge, planned to be conducted, as of your retirement date or at any time within the twelve (12) month period immediately preceding your retirement date. This prohibition applies anywhere within North America, including Canada, the United States of America and Mexico. This covenant does not prohibit the mere ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation as long as you do not actually control such corporation and are not otherwise in violation of this Agreement.
     (c) divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company, of which you became aware as the result of your employment with the Company and which relate specifically to the Business, or any part thereof, as conducted or, to your knowledge, planned to be conducted, as of your retirement or at any time within the twelve (12) month period immediately preceding your retirement.
     (d) hire any individual who was employed by the Company or any Affiliate thereof at any time on or after that date which is six (6) months prior to the Retirement Date, or directly or indirectly, entice, solicit or seek to induce or influence any such individual to leave his or her employment.
     (e) For purposes of the foregoing, the following definitions shall apply
     “Affiliate” means any Person directly or indirectly controlling or controlled by the Company or under direct or indirect common control with the Company, including, without limitation, any director, officer, or shareholder of the Company.
     “Business” means the business conducted or planned to be conducted by the Company and its Affiliates and subsidiaries as of a specified date. As of the date of this Agreement, the Business includes the (a) distribution of industrial products, including but not limited to bearings, power transmission components, fluid power components and systems, industrial rubber products, linear motion

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components, tools, safety products, and general maintenance and mill supply products, (b) customized fluid power, mechanical, and rubber shop services, (c) storeroom management services and (d) maintenance training.
     “Customer” means any Person or entity to which the Company or any Affiliate has provided or actively solicited products or services in the twelve (12) months prior to the cessation of your employment.
     “Supplier” means any Person or entity that provided goods or services to the Company or any Affiliate to be used in connection with the Business in the twelve (12) months prior to the cessation of your employment.
     You acknowledge that should you violate any of the foregoing covenants (collectively, the “Restrictive Covenants”), it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies the Company may have, (i) the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage, and (ii) the Company shall have the right to offset the Guaranteed Bonus under this Agreement to the extent of any money damages incurred or suffered by the Company as a result of your breach. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.
     It is the parties’ intent that each of the Restrictive Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Restrictive Covenants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if a court should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.
     In the event of any breach by you of any Restrictive Covenant, the running of the period of restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that the Company shall receive the full benefit of your compliance with each of the Restrictive Covenants.
     You agree that the Restrictive Covenants shall be enforced independently of any other obligations between the Company, on the one hand, and you, on the other (other than the Company’s obligation to make payments under this Agreement), and that the existence of any other claim or defense shall not affect the enforceability of the Restrictive Covenants or the remedies provided herein.
     Except as specifically provided in this Agreement, this Agreement supersedes and replaces all prior employment agreements, confidentiality agreements, arrangements or plans

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specifically relating to you that were entered into prior to the date hereof between the Company or any of its Affiliates and you.
     This Agreement, including the other documents expressly referenced herein, contains the complete agreement between the parties and no party has relied upon or will claim reliance upon any oral or written statement which may be claimed in any way to relate to the subject matter of this Agreement in connection with the execution of this Agreement.
     The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
     This Agreement shall be governed by the internal laws (and not the conflicts of law provisions) of the State of Ohio.
     If you are in agreement with the foregoing, please acknowledge your agreement in the place provided below and return an original of this Agreement to the Company, whereupon this Agreement shall become a binding agreement between the Company and you.

Very truly yours, Applied Industrial Technologies, Inc., an Ohio corporation
By:	/s/ Fred D. Bauer
Fred D. Bauer
Vice President - General Counsel & Secretary

Agreed to this 27th day of April, 2011.

By:	/s/ David L. Pugh

David L. Pugh

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Exhibit A
General Release of Claims
          This General Release of Claims (“Release”) is entered into by you and Applied Industrial Technologies, Inc. (the “Company”), and effective eight (8) days after the date indicated below your signature below, unless you revoke your acceptance as provided below. The parties are entering into this Release pursuant to that certain letter agreement dated April 27, 2011 (the “Agreement”), pursuant to which the Company has agreed to pay you, in certain circumstances, certain benefits specified in such Agreement to which you may not otherwise be entitled unless you execute the general release of claims set forth in this Release.
          1. Your Release of Claims. You understand that by executing this Release, you are agreeing not to sue, or to otherwise bring any kind of claim against, the Company or any of the Releasees (as defined below) for any reason whatsoever based on anything that occurred through the date you executed this Release. Specifically, in this regard, you agree as follows:
     (a) On behalf of yourself and your heirs and assigns, you hereby release the Company, its associates, owners, members, affiliates, divisions, subsidiaries, related partnerships, predecessors, successors, heirs, assigns, agents, directors, officers, partners, employees, insurers, representatives and lawyers (the “Releasees”) from all claims arising out of, based upon, or relating to your hire, employment, remuneration or separation from the Company.
     (b) General Release of All Claims. You release the Releasees of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (collectively, the “Claims”), which you now or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.
     (c) Claims Specifically Released. The Claims released hereunder specifically include, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment or remuneration by, or your separation from, the Company or any of its affiliates including any Claims arising under the following statutory and/or common laws as any or all of them may have been amended from time to time:
     (1) Title VII of the Civil Rights Act of 1964;
     (2) the Age Discrimination in Employment Act;
     (3) the Family Medical Leave Act;
     (4) the Americans With Disabilities Act;
     (5) the Fair Labor Standards Act;
     (6) the Equal Pay Act;
     (7) the Employee Retirement Income Security Act;
     (8) the National Labor Relations Act; and/or

     (9) any other local, state or federal statutory or common law governing whitstleblowing, wrongful termination, breach of contract, breach of public policy, discrimination in employment and/or the payment of wages or benefits.
     (d) Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act of 1990, you are aware of the following:
     (1) you have been and are advised to consult with an attorney before signing this Agreement;
     (2) you have twenty-one (21) days from the Retirement Date to consider this Agreement; and
     (3) you have seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not become effective until that revocation period has expired.
     (e) Claims Excluded from Release. This Release shall not extend to any claim for benefits accrued and earned under the specific terms of any health, disability, incentive, compensation or retirement plan in which you were or are a participant, and any claim that may not, as a matter of law or public policy, be released by you.
          2. No Admission of Liability. Neither the execution of this Release, nor the performance of any terms hereof, shall constitute, be construed as or be deemed an admission of any liability, wrongdoing or culpability whatsoever by the Company.
          3. Mutual Non-Disparagement. Because the purpose of this Release is to settle amicably any and all disputes or claims among the parties, you will not, directly or indirectly, make or cause to be made any statements to third parties defaming, slandering, criticizing or disparaging any of the Releasees or otherwise negatively commenting on the character or reputation of any of the Releasees. Likewise, the Company will not, directly or indirectly, make or cause to be made any statements to third parties defaming, slandering, criticizing or disparaging you or otherwise negatively commenting on your character or reputation.
          4. Arbitration. You and the Company hereby agree to submit any claim or dispute arising out of or relating to the terms of this Release to private and confidential arbitration by a single neutral arbitrator. Subject to the terms of this paragraph, the arbitration proceedings shall be governed by the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (“JAMS”) or the relevant rules of such other entity to which the you and the Company may agree. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS (or other agreed-upon entity) pursuant to its rules. The decision of the arbitrator shall be final and binding on all parties, and judgment thereon may be entered in any court having jurisdiction. All costs of the arbitration proceeding, including attorneys’ fees and witness expenses, shall be paid by the party against whom the arbitrator rules.
          5. Construction of Agreement. This Release shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of Ohio. The language of this Release shall not be construed for or against either you or the Company. Each and every covenant, term, provision and agreements herein contained shall be binding upon and inure to the benefit of the successors and assigns of you and the Company. The headings used herein are for reference only and shall not affect the construction of this Release.
          6. Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
          7. Your Representation. You represent and warrant that:
     (a) You have returned to the Company all Company property in your possession;
     (b) You are not owed wages, commissions, bonuses or other compensation, other than the amounts and benefits to be received by you in accordance with the Agreement;
     (c) During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;
     (d) You have not made any false and disparaging comments about the Company, nor will you do so in the future;
     (e) You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Release; and
     (f) You have thoroughly read and considered all aspects of this Release, that you understand all its provisions and that you are voluntarily entering into said agreement.
* * * *

          WITNESS WHEREOF the parties have executed this Release on the dates written below.

David L. Pugh

Date:

Applied Industrial Technologies, Inc., an Ohio corporation

By:

[NAME]
[TITLE]

Date: